Exhibit 99.1

News Release NYSE: MYE

Contact(s):

Gregg Branning, Senior Vice President

& Chief Financial Officer (330) 761-6303

Monica Vinay, Director, Investor

& Financial Relations (330) 761-6212

Myers Industries Reports Third Quarter 2012 Results

Diluted EPS $0.17 compared with $0.21 in 3Q 2011

Adjusted EPS $0.20 compared with $0.14 in 3Q 2011

Gross margin increased to 26.7% versus 25.1% for 3Q 2011

Recently announced acquisition of Jamco Products Inc. in Material Handling Segment

October 18, 2012, Akron, Ohio—Myers Industries, Inc. (NYSE: MYE) today announced results for the third quarter ended September 30, 2012.

Net sales for the third quarter were $197.3 million compared with $190.3 million in the third quarter of 2011. Strong sales performance in the Engineered Products Segment combined with a sales increase in the Material Handling Segment more than offset a sales decrease in the Distribution Segment. Gross margin expanded to 26.7% in the third quarter of 2012 compared to 25.1% in the third quarter of 2011. The increase in gross margin was the result of lower manufacturing costs and improved productivity during the quarter.

Net income in the third quarter of 2012 was $5.8 million, or $0.17 per diluted share, compared to net income of $7.2 million, or $0.21 per diluted share, in the third quarter of 2011. Net income in the third quarter of 2012 included approximately $2.4 million of special net pre-tax costs while net income in the third quarter of 2011 included approximately $2.0 million of special pre-tax costs. Details regarding the special pre-tax costs for both quarters are provided on the Reconciliation of Non-GAAP Financial Measures included in this release. Net income in the third quarter of 2011 also included net favorable income tax adjustments of approximately $3.8 million for discreet items. Earnings per diluted share as adjusted for the special items and the net favorable tax adjustments were $0.20 in the third quarter of 2012 compared to $0.14 in the third quarter of 2011.

President and Chief Executive Officer John C. Orr said, “Despite current market challenges, we are encouraged by our financial performance for the third quarter of 2012. Our income before taxes improved 43.1% over last year’s third quarter. This was due to a strong performance in Material Handling, including our Brazil-based Novel acquisition. We had improved results versus last year in Lawn & Garden as well. We expect that both our fourth quarter and full year performance will show improved results compared to last year. On October 2nd, we announced that we acquired Jamco Products Inc., a leading designer and manufacturer of heavy-duty industrial steel carts and safety cabinets. This acquisition further expands our Material Handling business, specifically in storage and safety products, which we have identified as a key growth platform.”

Segment Results

The results below are as adjusted and exclude special pre-tax costs as detailed on the Reconciliation of Non-GAAP Financial Measures included in this release.

The Material Handling Segment’s net sales in the third quarter of 2012 were $76.2 million compared to $72.1 million in the third quarter of 2011. Sales generated from the acquisition of Plasticos Novel Do Nordeste S.A. ® in July more than offset lower year-over-year sales for the balance of the segment due to a delay in shipments resulting from a shift in customer demand to the fourth quarter. Material Handling’s income before taxes was $12.5 million in the third quarter of 2012 compared to $8.9 million in the third quarter of 2011. The increase was primarily the result of improved productivity and lower manufacturing costs.

The Lawn & Garden Segment’s net sales in the third quarter of 2012 were $45.3 million compared to $45.8 million in the third quarter of 2011. Lawn & Garden reported break-even income before taxes in the third quarter of 2012 compared to a loss of $1.4 million in the third quarter of 2011. By driving productivity improvements, material substitution cost savings and lower distribution costs; the segment was able to improve income before taxes despite flat sales year-over-year.

The Distribution Segment’s net sales were $45.1 million in the third quarter of 2012 compared to $48.8 million in the third quarter of 2011. A decline in the replacement tire industry combined with lower equipment sales led to the decrease in sales year-over-year. Distribution’s adjusted income before taxes was $3.4 million in the third quarter of 2012 compared to $4.6 million in the third quarter of 2011. The lower sales volume during the quarter led to the decrease in income before taxes.

The Engineered Products Segment’s net sales were $35.7 million in the third quarter of 2012 compared to $29.4 million in the third quarter of 2011. Strong sales across all end markets generated the 22% increase in sales year-over-year. Engineered Products’ adjusted income before taxes was $3.7 million in the third quarter of 2012 compared to $3.1 million in the third quarter of 2011. The increased sales during the quarter was the primary reason for the higher income before taxes year-over-year.

Other Financial Items

Capital expenditures totaled $15.2 million for the nine months ended September 30, 2012 and are forecasted to be approximately $27 million to $30 million in 2012.

At September 30, 2012, debt, net of cash, was $90.2 million compared to $67.2 million at December 31, 2011.

During the third quarter of 2011, the Company recognized net favorable income tax adjustments of approximately $3.8 million that were largely the result of realizing previously reserved tax benefits due to the expiration of the statute of limitations for items relating to the sale of one of our subsidiaries in 2007, and other tax adjustments.

Subsequent Event

The Company acquired Jamco Products Inc., a leading producer of heavy-duty industrial steel carts and safety cabinets. Jamco’s manufacturing facilities are located in South Beloit, Illinois. Jamco became part of the Material Handling Segment effective October 1, 2012. Visit www.jamcoproducts.com to learn more.

Fourth Quarter and Full Year 2012 Outlook

The Company anticipates that despite a relatively weak industrial market, fourth quarter results will benefit from some shifting of Material Handling orders from earlier this year to the fourth quarter, and from continued strengthening in Lawn & Garden compared with last year. However, the decline in the replacement tire industry and the return of transplant automotive from elevated demand trends to more normal demand trends may offset some of those benefits. The Company expects that both fourth quarter and full year performance will reflect improved results compared to 2011.

Conference Call Details

The Company will host an earnings conference call and webcast for investors and analysts on Thursday, October 18, 2012 at 10:00 a.m. ET. The call is anticipated to last approximately one hour and may be accessed at (877) 407-8033. Callers are asked to sign on at least five minutes in advance. The call will be available as a webcast through the Company’s web site, www.myersindustries.com. Click on the Investor Relations tab to access the webcast. Webcast attendees will be in a listen-only mode. An archived replay of the call will also be available on the site shortly after the event. To listen to a telephone replay, callers should dial: (US) 877-660-6853 or (Int’I) 201-612-7415. The replay passcode is Conference ID # 401443.

About Myers Industries

Myers Industries, Inc. is an international manufacturer of polymer products for industrial, agricultural, automotive, commercial, and consumer markets. The Company is also the largest wholesale distributor of tools, equipment and supplies for the tire, wheel and undervehicle service industry in the U.S. The Company reported net sales from continuing operations of $755.7 million in 2011. Visit www.myersindustries.com to learn more.

Caution on Forward-Looking Statements

Statements in this release may include “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statement that is not of historical fact may be deemed “forward-looking”. Words such as “expect”, “believe”, “project”, “plan”, “anticipate”, “intend”, “objective”, “goal”, “view”, and similar expressions identify forward-looking statements. These statements are based on management’s current views and assumptions of future events and financial performance and involve a number of risks and uncertainties, many outside of the Company’s control that could cause actual results to materially differ from those expressed or implied. Risks and uncertainties include: changes in the markets for the Company’s business segments; changes in trends and demands in the markets in which the Company competes; unanticipated downturn in business relationships with customers or their purchases; competitive pressures on sales and pricing; raw material availability, increases in raw material costs, or other production costs; future economic and financial conditions in the United States and around the world; ability to weather the current economic downturn; inability of the Company to meet future capital requirements; claims, litigation and regulatory actions against the Company; changes in laws and regulations affecting the Company; the Company’s ability to execute the components of its Strategic Business Evolution process; and other risks as detailed in the Company’s 10-K and other reports filed with the Securities and Exchange Commission. Such reports are available on the Securities and Exchange Commission’s public reference facilities and its web site at http://www.sec.gov, and on the Company’s Investor Relations section of its web site at http://www.myersindustries.com. Myers Industries undertakes no obligation to publicly update or revise any forward-looking statements contained herein. These statements speak only as of the date made.

MYERS INDUSTRIES, INC.

CONDENSED CONDSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2012 AND 2011

(Dollars in thousands, except share data)

	For The Three Months Ended		For the Nine Months Ended
	September 30, 2012	September 30, 2011	September 30, 2012	September 30, 2011
Net sales	$197,290	$190,332	$577,180	$563,105
Cost of sales	144,561	142,543	419,089	416,732

Gross profit	52,729	47,789	158,091	146,373
Selling, general and administrative expenses	42,957	40,530	121,210	118,072

Operating income	9,772	7,259	36,881	28,301
Interest expense, net	1,194	1,264	3,328	3,655

Income before income taxes	8,578	5,995	33,553	24,646
Income tax expense (benefit)	2,782	(1,219)	12,112	6,055

Net income	$5,796	$7,214	$21,441	$18,591

Income per common share:
Basic	$0.17	$0.21	$0.64	$0.53
Diluted	$0.17	$0.21	$0.63	$0.53
Weighted Average Common Shares Outstanding
Basic	33,746,824	34,354,210	33,592,984	34,938,806
Diluted	34,411,654	34,460,952	34,256,453	35,028,413

MYERS INDUSTRIES, INC.

SALES AND EARNINGS BY SEGMENT (UNAUDITED)

(Dollars in thousands)

	Third Quarter Ended September 30,			Nine Months Ended September 30,
	2012	2011	% Change	2012	2011	% Change
Net Sales
Material Handling	$76,151	$72,070	5.7%	$201,632	$204,808	(1.6)%
Lawn and Garden	45,341	45,839	(1.1)%	147,008	154,812	(5.0)%
Distribution	45,065	48,785	(7.6)%	131,991	136,511	(3.3)%
Engineered Products	35,709	29,360	21.6%	111,578	85,182	31.0%
Inter-company Sales	(4,976)	(5,722)	—	(15,029)	(18,208)	—

Total	$197,290	$190,332	3.7%	$577,180	$563,105	2.5%

Income (Loss)
Before Income Taxes
Material Handling	$12,530	$8,870	41.3%	$34,903	$27,526	26.8%
Lawn and Garden	41	(1,413)	—	(683)	846	—
Distribution	3,343	4,564	(26.8)%	11,152	11,651	(4.3)%
Engineered Products	2,921	3,001	(2.7)%	12,172	8,381	45.2%
Corporate	(10,257)	(9,027)	—	(23,991)	(23,758)	—

Total	$8,578	$5,995	43.1%	$33,553	$24,646	36.1%

MYERS INDUSTRIES, INC. RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

INCOME (LOSS) BEFORE TAXES BY SEGMENT (UNAUDITED)

(Dollars in millions)

	Quarter Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011
Material Handling
Income before taxes as reported	$12.5	$8.9	$34.9	$27.5
Income before taxes as adjusted	12.5	8.9	34.9	27.5

Lawn & Garden
Income (loss) before taxes as reported	0.0	(1.4)	(0.7)	0.8
Restructuring expenses	0.0	0.0	0.5	0.1

Income (loss) before taxes as adjusted	0.0	(1.4)	(0.2)	0.9

Distribution
Income before taxes as reported	3.3	4.6	11.2	11.7
Restructuring expenses	0.2	0.5	0.7	1.2
Gain on building sale	(0.1)	(0.5)	(0.4)	(0.5)

Income before taxes as adjusted	3.4	4.6	11.5	12.4

Engineered Products
Income before taxes as reported	2.9	3.0	12.2	8.4
Restructuring expenses	0.8	0.1	1.0	0.2

Income before taxes as adjusted	3.7	3.1	13.2	8.6

Corporate and interest expense
Income (loss) before taxes as reported	(10.3)	(9.1)	(24.0)	(23.8)
Severance and other	1.5	0.0	1.5	0.3
Environmental	0.0	1.9	0.0	1.9

Income (loss) before taxes as adjusted	(8.8)	(7.2)	(22.5)	(21.6)

Consolidated
Income before taxes as reported	8.4	6.0	33.6	24.6
Restructuring expenses and other adjustments	2.4	2.0	3.3	3.2

Income before taxes as adjusted	10.8	8.0	36.9	27.8
Income taxes at 38%	4.1	3.0	14.0	10.6

Net Income (loss) as adjusted	$6.7	$5.0	$22.9	$17.2

Note: Numbers in the Corporate and interest expense section above may be rounded for presentation purposes.

Note on Reconciliation of Income and Earnings Data: Income (loss) excluding the items mentioned above in the text of this release and in this reconciliation chart is a non-GAAP financial measure that Myers Industries, Inc. calculates according to the schedule above, using GAAP amounts from the Consolidated Financial Statements. The Company believes that the excluded items are not primarily related to core operational activities. The Company believes that income (loss) excluding items that are not primarily related to core operating activities is generally viewed as providing useful information regarding a company’s operating profitability. Management uses income (loss) excluding these items as well as other financial measures in connection with its decision-making activities. Income (loss) excluding these items should not be considered in isolation or as a substitute for net income (loss), income (loss) before taxes or other consolidated income data prepared in accordance with GAAP. The Company’s method for calculating income (loss) excluding these items may not be comparable to methods used by other companies.

MYERS INDUSTRIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION (UNAUDITED)

(Dollars in thousands)

	September 30, 2012	December 31, 2011
Assets
Current Assets
Cash	$6,468	$6,801
Accounts receivable, net	111,967	105,830
Inventories	120,472	95,217
Other	14,814	10,604

Total Current Assets	253,721	218,452
Other Assets	82,700	69,371
Property, Plant, & Equipment, Net	145,704	140,934

Total Assets	$482,125	$428,757

Liabilities & Shareholder’s Equity
Current Liabilities
Accounts payable	$68,313	$64,717
Accrued expenses	43,926	45,634
Current portion of long-term debt	305	305

Total Current Liabilities	112,544	110,656
Long-term debt, less current portion	96,380	73,725
Other liabilities	16,041	14,343
Deferred income taxes	28,070	23,893
Shareholders’ Equity	229,090	206,140

Total Liabilities & Shareholder’s Equity	$482,125	$428,757

MYERS INDUSTRIES, INC.

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS (UNAUDITED)

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2012 AND 2011

(Dollars in thousands)

	September 30, 2012	September 30, 2011
Cash Flows From Operating Activities
Net income	$21,441	$18,591
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation	22,287	24,102
Impairment charges and asset write-offs	0	814
Amortization of intangible assets	2,331	2,210
Non-cash stock compensation	2,134	2,151
Payments for long-term incentive compensation	(333)	0
(Recovery of) provision for loss on accounts receivable	(1,019)	1,179
Deferred taxes	428	635
Other long-term liabilities	2,037	3,015
Gain on sale of property, plant and equipment	(628)	(591)
Other	50	50
Cash flow provided by (used for) working capital:
Accounts receivable	664	(5,024)
Inventories	(18,611)	(8,759)
Prepaid expenses	(2,563)	2,294
Accounts payable and accrued expenses	(4,877)	(422)

Net cash provided by operating activities	23,341	40,245

Cash Flows From Investing Activities
Capital expenditures	(15,236)	(13,337)
Acquisition of business, net of cash acquired	(3,430)	(1,100)
Proceeds from sale of property, plant and equipment	1,975	1,082
Other	100	(92)

Net cash used for investing activities	(16,591)	(13,447)

Cash Flows From Financing Activities
Repayment of long term debt	(26,333)	(305)
Net borrowing on credit facility	20,410	(2,907)
Cash dividends paid	(7,642)	(7,163)
Proceeds from issuance of common stock	3,026	173
Repurchase of common stock	0	(18,821)

Net cash used for financing activities	(10,539)	(29,023)

Foreign Exchange Rate Effect on Cash	3,456	371

Net (decrease) increase in cash	(333)	(1,854)
Cash at January 1	6,801	4,705

Cash at September 30	$6,468	$2,851